Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the First Quarter 2011

First Quarter 2011 Highlights

First quarter revenue totaled $13.0 million, an 80% increase over the same period in 2010

Seven RIO® systems sold in the quarter, increasing domestic commercial installed base to 74 RIO systems

1,304 MAKOplasty® procedures performed in the quarter, a 78% increase over the same period in 2010

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — May 3, 2011 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® Robotic Arm Interactive Orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as knee MAKOplasty®, today announced its operating results for the quarter ended March 31, 2011.

Recent Business Developments

RIO Systems – Seven RIO systems were installed and customer accepted at commercial sites during the first quarter, bringing MAKO’s domestic commercial installed base of RIO systems to 74 systems as of March 31, 2011. In the first quarter, MAKO received a binding commitment for the establishment of eleven new MAKOplasty sites from Health Management Associates, Inc. (NYSE:HMA), an operator of acute care hospitals primarily in the southeast and southwest areas of non-urban America. Two of these RIO systems were included in the seven systems sold in the first quarter and it is expected that the remaining RIO systems associated with these MAKOplasty sites will be installed and customer accepted over the course of 2011.

MAKOplasty Procedure Volume – During the first quarter, 1,304 MAKOplasty procedures were performed representing a 14% increase over procedures performed in the fourth quarter of 2010 and a 78% increase over the first quarter of 2010. Through March 31, 2011, a total of 7,173 procedures had been performed since the first procedure in June 2006.

Clinical Research and Marketing – MAKO continues to build its strong base of clinical evidence with over 60 clinical studies currently in process. During the first quarter, fifteen abstracts were submitted to three different conferences for peer-review. Eight of these abstracts were accepted as podium presentations and the remaining seven were accepted as posters.

Hip Application Development – The surgeon preference evaluation of the hip MAKOplasty application is progressing according to plan and MAKO continues to expect the commercial launch of this product to occur in the second half of 2011.

“We are pleased with our strong operating results in the first quarter of 2011 and our team’s consistent execution of our operating and strategic plans,” said Maurice R. Ferre, M.D., President and Chief Executive Officer of MAKO. “Further, the significant purchase commitment by HMA in the quarter provides additional validation of the clinical and economic benefits that can be achieved through the establishment of a MAKOplasty center of excellence.”

2011 First Quarter Financial Review

Revenue was $13.0 million in the first quarter of 2011 compared to $7.2 million in the first quarter of 2010, representing an 80% increase. Revenue in the first quarter of 2011 primarily consisted of $6.5 million in revenue from the sale of implants and disposables used in the 1,304 MAKOplasty procedures performed in the quarter, $5.3 million in revenue from the sale of seven RIO systems and $1.2 million in service revenue.

Total gross profit for the first quarter of 2011 was $8.9 million compared to a gross profit of $3.3 million in the same period in 2010. Total gross margin for the first quarter of 2011 was approximately 69%, comprised of a 72% margin on procedure revenue, a 62% margin on RIO system revenue and a 78% margin on service revenue.

Operating expenses were $20.0 million in the first quarter of 2011 compared to $14.7 million in the first quarter of 2010.  The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and the development of potential future products, including the hip MAKOplasty application and associated implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended March 31, 2011 was $11.0 million, including non-cash stock-based compensation expense of $2.3 million, or $(0.27) per basic and diluted share, based on average basic and diluted shares outstanding of 40.1 million. This compares to a net loss for the same period in 2010 of $11.4 million, including non-cash stock-based compensation expense of $1.3 million, or $(0.34) per basic and diluted share, based on average basic and diluted shares outstanding of 33.2 million.

Cash, cash equivalents and investments were $86.1 million as of March 31, 2011 compared to $96.8 million as of December 31, 2010.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its first quarter 2011 results.  To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 60243521.  To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing RESTORIS implants through a minimal incision. The FDA-cleared and CE Marked RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. The MAKOplasty solution is comprised of imaging, navigation, surgical procedures, haptics, robotics, software, instrument and implant technologies and is enabled by an intellectual property portfolio of more than 300 U.S. and foreign, owned and licensed, patents and patent applications, as well as copyrights, trademarks, trade secrets and employee know-how. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2010 filed on March 10, 2011. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” and “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended March 31,
	2011	2010
Revenue:
Procedures	$6,467	$3,628
Systems – RIO	5,364	3,390
Service	1,195	231
Total revenue	13,026	7,249
Cost of revenue:
Procedures	1,798	1,955
Systems – RIO	2,038	1,740
Service	259	301
Total cost of revenue	4,095	3,996
Gross profit	8,931	3,253
Operating costs and expenses:
Selling, general and administrative	14,809	10,818
Research and development	4,194	3,283
Depreciation and amortization	975	622
Total operating costs and expenses	19,978	14,723
Loss from operations	(11,047)	(11,470)
Interest and other income	92	108
Loss before income taxes	(10,955)	(11,362)
Income tax expense	40	46
Net loss	$(10,995)	$(11,408)
Net loss per share - Basic and diluted	$(0.27)	$(0.34)
Weighted average common shares outstanding - Basic and diluted	40,107	33,180

Selected Balance Sheet Data (unaudited) (in thousands)
	March 31 2011,	December 31, 2010

Cash, cash equivalents and investments	$86,133	$96,792
Total assets	126,409	137,079

Long-term debt	―	―
Additional paid-in capital	278,132	274,712
Accumulated deficit	(163,877)	(152,882)
Total stockholders’ equity	114,170	121,771

CONTACT:

Investors:
MAKO Surgical Corp.
Susan M. Verde
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner
443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.